EXHIBIT 3.1

040101

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 4
Carson City, Nevada 89701-4520
(775) 684 5708
Website: www.nvsos.gov

Filed in the office of	Document Number
[signature]	**20100915996-52**
Ross Miller	Filing Date and Time
Secretary of State	**12/09/2010 3:03 PM**
State of Nevada	Entity Number
	E0587462010-8

Articles of Incorporation

(PURSUANT TO NRS CHAPTER 78)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

1. Name of Corporation:	Texas Resources Energy, Inc.
2. Registered Agent for Service of Process: (check only one box)	[X] Commercial Registered Agent: CSC Services of Nevada, Inc. (Name) [ ] Noncommercial Registered Agent (name and address below) **OR** [ ] Office or Position with Entity (name and address below) Name of Noncommercial Registered Agent OR Name of Title of Office or Other Position with Entity: Street Address: City: Nevada Zip Code: Mailing Address (if different from street address): City: Nevada Zip Code:
3. Authorized Stock: (number of shares corporation is authorized to issue)	Number of shares *with par value:* 200,000,000 Par value per share: $ 0.001 Number of shares *without par value:*
4. Names and Addresses of the Board of Directors/Trustees: (each Director/Trustee must be a natural person at least 18 years of age; attach additional page if more than two directors/trustees)	1) Stephen E. Jones (Name) 5729 Lebanon Road, Suite 144 (Street Address) Frisco (City) TX (State) 75034 (Zip Code) 2) Name: Street Address: City: State: Zip Code:
5. Purpose: (optional; see instructions)	*The purpose of the corporation shall be:*
6. Name, Address and Signature of Incorporator: (attach additional page if more than one incorporator)	Daniel K. Donahue, Esq., c/o Greenberg Traurig, LLP (Name) X [signature] (Incorporator Signature) 3161 Michelson Drive, Suite 1000 (Address) Irvine (City) CA (State) 92612 (Zip Code)
7. Certificate of Acceptance of Appointment of Registered Agent:	*I hereby accept appointment as Registered Agent for the above named Entity.* X [signature] CSC Services of Nevada, Inc. By: Jerome L. Suarez, AVP Authorized Signature of Registered Agent or On Behalf of Registered Agent Entity Date: 12/09/2010

This form must be accompanied by appropriate fees.

Nevada Secretary of State NRS 78 Articles
Revised: 4-10-09

ATTACHMENT TO
ARTICLES OF INCORPORATION
OF
TEXAS RESOURCES ENERGY, INC.

1.	PERIOD OF DURATION

This corporation shall continue in existence perpetually unless sooner dissolved according to law.

2.	PURPOSES AND POWERS

The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the laws of the State of Nevada.

3.	AUTHORIZED SHARES

(a)           The corporation is authorized to issue two classes of stock: Common Stock and Preferred Stock. The number of shares of Common Stock authorized to be issued is two hundred million (200,000,000), $0.001 par value per share. The number of shares of Preferred Stock authorized to be issued is ten million (10,000,000), $0.001 par value per share.

(b)           The Preferred Stock may be divided into such number of series as the Board of Directors of the corporation may from time to time determine. The Board of Directors of the corporation is authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon the Preferred Stock or any series thereof with respect to any wholly unissued class or series of the Preferred Stock, and to fix the number of shares of any series of the Preferred Stock and the designation of any such series of the Preferred Stock.

4.	VOTING POWER

Except as otherwise provided in these Articles of Incorporation, each holder of Common Stock shall be entitled to one vote for each share of Common Stock held by him or her on all matters submitted to stockholders for a vote.

5.	ACQUISITION OF CONTROLLING INTEREST

This corporation elects not to be governed by the terms and provisions of Sections 78.378 through 78.3793, inclusive, of the Nevada Revised Statutes, as amended, as the same may be amended, superseded, or replaced by any successor section, statute, or provision. No amendment to these Articles of Incorporation, directly or indirectly, by merger or consolidation or otherwise, having the effect of amending or repealing any of the provisions of this paragraph shall apply to or have any effect on any transaction involving acquisition of control by any person or any transaction with an interested stockholder occurring prior to such amendment or repeal.

6.	COMBINATIONS WITH INTERESTED STOCKHOLDERS

This corporation elects not to be governed by the terms and provisions of Sections 78.411 through 78.444, inclusive, of the Nevada Revised Statutes, as amended, as the same may be amended, superseded, or replaced by any successor section, statute, or provision.

7.	INDEMNIFICATION

This corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of this corporation or any predecessor of this corporation or serves or served at any other enterprise as a director, officer or employee at the request of this corporation or any predecessor to this corporation.

Neither any amendment nor repeal of this. ARTICLE VIII, nor the adoption of any provision of these Articles of Incorporation inconsistent with this ARTICLE VIII, shall eliminate or reduce the effect of this ARTICLE VIII, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this ARTICLE VIII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

8.	LIMITATION ON LIABILITY

A director or officer of this corporation shall have no personal liability to this corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, except for damages for breach of fiduciary duty resulting from (a) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law, or (b) the payment of dividends in violation of section 78.300 of the Nevada Revised Statutes, as amended, as it may from time to time be amended or any successor provision thereto.

9.	AMENDMENTS

This corporation reserves the right to amend, alter, change, or repeal all or any portion of the provisions contained in these Articles of Incorporation from time to time in accordance with the laws of the State of Nevada, and all rights conferred on stockholders herein are granted subject to this reservation.

10.	ADOPTION AND AMENDMENT OF BYLAWS

The power to alter, amend, or repeal the bylaws or adopt new bylaws shall be vested in the Board of Directors, but the stockholders of this corporation may also alter, amend, or repeal the bylaws or adopt new bylaws. The bylaws may contain any provisions for the regulation or management of the affairs of this corporation not inconsistent with the laws of the State of Nevada now or hereafter existing.